EXHIBIT 10.1

Amendment to Binding Letter of Intent Agreement by and between
BlastGard International, Inc. and HighCom Security, Inc.

February 24, 2011

Robert Rimberg as trustee for an Irrevocable Trust FBO
Yochi Cohen and his wife, Yocheved Cohen–Charash

RE:           BlastGard International, Inc.

Appended hereto is a Binding Letter of Intent (“LOI”) between BlastGard International, Inc. (“BlastGard”) and HighCom Security Inc. (“HighCom”), including its then principal stockholder Yochi Cohen. The LOI contemplated several closing conditions and the closing in escrow with a possible of rescission if the State Department does not reinstate HighCom’s export license.

This Agreement hereby amends the LOI as follows:

 1) the LOI as amended herein shall constitute the definitive stock purchase agreement;

 2) upon execution of this agreement, BlastGard shall issue 9,820,666 shares of its Common Stock and promissory notes totaling $196,400 to Robert Rimberg as trustee for an Irrevocable Trust FBO and Yochi Cohen and his wife, Yocheved Cohen–Charash (the "Trust") in exchange for 1,150 shares of the outstanding 1,171 shares of HighCom Common Stock, equivalent to 98.2% of the outstanding shares.

3) The Trust shall deliver its HighCom certificates totaling 1,150 shares  to BlastGard to the attention of Michael Gordon to the address below for cancelation. The Trust should endorse the back of the certificate with its signature guaranteed or provide an appropriate stock power with signature guarantee. If the Trust cannot locate its certificate, BlastGard will accept an appropriate indemnity agreement and loss of certificate affidavit;

4) the parties agree to waive all closing conditions, escrow provisions and right of rescission;

5) HighCom stockholders shall deliver to BlastGard a stockholder consent appointing Andrew McKinnon, Paul W. Henry, Michael J. Gordon and a 4th person chosen by HighCom (subject to BlastGard’s acceptance which shall not be unreasonably withheld);

6) HighCom shall also deliver its board minutes dated January 26, 2011 at which time Yochi and his wife Yocheved approved the LOI and the closing on the transaction.

7) BGI agrees for a period of 30 days to offer to purchase Ron Peled 21 shares of HighCom from him or his transferee at a cost of 179,934 shares of BGI Common Stock and in exchange for promissory notes totalling $3,600, with terms identical to those received by the Trust plus 1.8% of the Earnout provisions contained in the LOI.

8) It is understood that 98.2% of the Earned Provisions contained in the LOI shall be for the benefit of the Trust.

The LOI as amended herein shall constitute the entire agreement among the parties and may only be amended in writing, signed by all parties hereto.

This agreement may be executed in one or more counterparts and by facsimile signature or by a signature sent by e-mail and such signature shall be deemed an original and all which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing a copy of this agreement.

Very truly yours,

BLASTGARD INTERNATIONAL, INC.

By:	/s/ Michael J. Gordon March 3, 2011
Name: Michael J. Gordon
Title: CEO & CFO

Agreed to and accepted by:

Name of Shareholder

________________________________________________________
Robert Rimberg as trustee for an irrevocable trust for the
benefit of Yochi Cohen and his wife, Yocheved Cohen-Charash-
1,150 shares